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                                                                    Exhibit 10.7


                       CONSULTANT AND NON-COMPETITION AGREEMENT


    AGREEMENT dated as of November 1, 1996, between CareFlow |Net, Inc., a Delaware corporation having a principal place of business at 235 High Street - Suite 410, Morgantown, West Virginia 36505 (the "Company"), and Yenumula V. Reddy, Ph.D. ("Consultant"), residing at 3051 Ridgetop Drive, Morgantown, West Virginia 26505.


                                      RECITALS:


A. The Company wishes to retain Consultant as an independent consultant to the Company upon terms and conditions as set forth herein, to assist the Company in, among other things, product design development and design review and product commercialization, including patent, copyright or other proprietary rights obtained thereon, related to the Business of the Company (as defined herein), and Consultant desires to undertake such efforts upon the terms and conditions set forth herein; and

B. The Company desires that Consultant not compete with the Company, except as set forth herein,

         THEREFORE, In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:


1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

         1.1 "AGREEMENT" shall mean this Agreement and any Exhibits incorporated herein, together with any amendments hereto made in the manner described in this Agreement.

         1.2 "AFFILIATE" shall mean any business entity which controls the Company, is controlled by, or is under common control with the Company.

         1.3 "BUSINESS OF THE COMPANY" shall mean the business of researching, developing, inventing, manufacturing, licensing or selling software and related products for the management, storage, manipulation, retrieval (and related functions) of healthcare data, including patient medical and financial information and providing services in support of such software and related products.

         1.4 "CONSULTING FIELD" shall mean activities relating to research and development, technical review, testing and commercialization of the software and related


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products  of the Company and provision of consulting and software and related product support services by the Company.

         1.5 "INITIAL TERM" shall mean that period of time commencing with the date of this Agreement and running until the earlier of (a) October 31, 1999 or (b) any termination of this Agreement as provided for in Section 4 hereof.

         1.6 "INVENTION" shall mean any discovery, whether or not patentable, including, but not limited to, any useful process, method, formula, technique, machine, manufacture, composition of matter, algorithm, computer program, software, or any portion thereof or code therefor, as well as improvements thereto, which is new or which Consultant has a reasonable basis to believe may be new.

         1.7  "PROPRIETARY INFORMATION" shall mean:

         (a) Information related to the Business of the Company or any Affiliate,

              (i) Which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and

              (ii) Which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and

         (b)  All tangible reproductions or embodiments of such information.

Assuming the criteria in (a)(i) and (a)(ii) above are satisfied, Proprietary Information includes, but is not limited to, technical and nontechnical data related to the formulas, patterns, designs, compilations, programs, algorithms, software, codes, Inventions, methods, techniques, drawings, processes, finances, actual or potential customers and suppliers, existing and future products, and employees of the Company or its Affiliates. Proprietary Information also includes information which has been disclosed to the Company or its Affiliates by a third party and which the Company or any Affiliate is obligated to treat as confidential.

         1.8 "SUBJECT INVENTION" shall mean any Invention that is conceived by Consultant, alone or in a joint effort with others during the Term of this Agreement, that results from work or other activities that Consultant performs or undertakes under this Agreement or from work or activities that have been assigned as part of his duties as a consultant to the Company; or from any Proprietary Information that has been disclosed to Consultant.

         1.9 "SUBJECT WORK" shall mean any Work that is conceived by Consultant, alone or in a joint effort with others during the Term of this Agreement, that results from work or other activities that Consultant performs or undertakes under this Agreement or from work or activities that have been assigned as part of his duties as a consultant to the Company; or from


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any Proprietary Information that has been disclosed to Consultant.  It is understood that a Subject Work can also be deemed an Invention or a Subject Invention.

         1.10 "TERM" shall mean the Initial Term and all subsequent renewal periods.

         1.11  "WVU" shall mean West Virginia University .

         1.12 "WORK" shall mean a copyrightable Work of authorship, including without limitation, any technical descriptions for products, user's guides, illustrations, advertising materials, computer programs and codes (including the contents of read only memories), plans, diagrams, specifications and other such Works, and any contribution to such materials.


02. TERMS OF CONSULTING ARRANGEMENT; DUTIES. The Company hereby retains Consultant, and Consultant hereby accepts such engagement, in a consulting and advisory position, to perform the tasks and services delegated to him by the Board of Directors and President of the Company or their designated employees or representatives. Consultant shall be referred to as Consultant and Chief Scientist and shall at the request of the Company, be available for one day per week during the Term pursuant to a mutually agreed-upon schedule to render advisory and consultation services to the Company. Such advisory and consultation services shall be approved in advance by the Company and shall (i) be carried out at the facilities of the Company or at such other place as may be mutually convenient and agreed to by the Company and the Consultant, as appropriate, (ii) relate primarily to the Consulting Field, (iii) include assisting the Company in obtaining patents, copyrights or other rights relating to the Subject Inventions and technologies developed during the Term, as appropriate, subject to the provisions of Sections 5, 6, 7 and 8 hereof , and assisting the Company in negotiations relating to such commercialization and
(iv) include public relations activities, such as public appearances and interviews in support of the Business of the Company and the products and services of the Company. Consultant will be designated as a nominee for election as a director of the Company, and agrees to serve in such capacity if so elected, during the Term.


3.       TERM AND TERMINATION.

         3.1 TERM. This Agreement shall remain in effect for the Term. Upon expiration of the Initial Term or any subsequent renewal Term, this Agreement may be renewed only by mutual, written agreement of Consultant and the Company. Absent such written renewal agreement, this Agreement shall expire at the end of the then current Term. The obligations of Consultant pursuant to Sections 5 through 12 of this Agreement shall survive the termination of the engagement of Consultant hereunder.

         3.2 TERMINATION. During the Term, commencing November 1, 1996, the engagement of the Consultant under this Agreement may be terminated by either party upon


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at least 120 days prior written notice of its intent to terminate; provided, however, that if Consultant elected to terminate the Agreement pursuant to this paragraph, the provisions of Sections 5, 6 and 7 shall apply to any Subject Invention or Subject Work conceived, initiated, reduced to practice, or substantially completed during the Term for a period of 240 days after the date of such termination.


4. COMPENSATION; EXPENSES. Consultant shall receive the following compensation for services provided hereunder:

         4.1 COMPENSATION. Consultant shall be compensated at a rate of $50,000 per annum, payable in equal monthly increments commencing as of November 1, 1996. Consultant shall be eligible to receive stock options, as shall be determined from time to time by the Board of Directors under comparable criteria as may be applied to other senior management of the Company.

         4.2 EXPENSE REIMBURSEMENT. During the Term, the Consultant shall be reimbursed for reasonable travel expenses incurred in connection with his activities hereunder, upon submission of appropriate vouchers and in accordance with then current Company expense reimbursement policies.


5.       INVENTIONS.

         5.1 SUBJECT INVENTIONS CONCEIVED DURING THE TERM. Consultant agrees that all Subject Inventions, and all patent rights and copyrights to such
Subject Inventions, will become the property of the Company.   Consultant hereby
irrevocably assigns or agrees to assign to the Company all of his rights to all such Subject Inventions and agrees that he shall receive no further compensation or consideration for such assignments.

         5.2 NOTIFICATION OF CONCEPTION OF SUBJECT INVENTION. Consultant agrees that if he, alone or in a joint effort with others, conceives a Subject Invention during the Term, he will promptly provide a written description of the Subject Invention to the Company.

         5.3 RECORDS. Consultant shall maintain and make copies available to the Company appropriate records of all research and development activities adhering to any specific guidelines for the same which are promulgated by the Company, which shall, if properly maintained and promptly disclosed to the Company, satisfy the requirement of providing a written disclosure of any
Subject Inventions or Subject Works.   If applicable, Consultant shall complete
written call reports on contacts with prospective or existing customers adhering to any specific guidelines for the same which are promulgated by the Company.


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6.       PATENT APPLICATIONS.  Consultant agrees that should the Company elect to file an application for patent protection either in the United States or in any foreign country, on a Subject Invention of which Consultant was an inventor or co-inventor, he will execute all necessary documentation relating to the patent applications, including formal assignments to the Company.

         Consultant further agrees that he will cooperate with attorneys or other persons designated by the Company by explaining the nature of any Subject Invention for which the Company elects to file an application for patent protection, reviewing applications and other papers and providing any other cooperation required for prosecution of the patent applications. The Company will be responsible for all expenses incurred for the preparation and prosecution of all patent applications on Subject Inventions assigned to the Company.


7.       COPYRIGHTS.

         7.1 SUBJECT WORKS CREATED BY CONSULTANT DURING THE TERM. Consultant agrees that every Subject Work shall be considered a "Work Made for Hire" and be subject to the applicable provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all such Subject Works will be the property of the Company. Consultant acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in the Company the copyrights to such Subject Works, Consultant hereby assigns or agrees to assign to the Company all right, title and interest to copyrights which he may have in the Subject Works; further, the foregoing shall be deemed a continuing assignment.

         7.2 NOTIFICATION OF CREATION OF SUBJECT WORK. Consultant must disclose to the Company all Subject Works referred to in Section 7.1 and will execute and deliver all applications registrations, and documents relating to the copyrights to the Subject Works and will provide assistance to secure and perfect the Company's title to the copyrights in the Subject Works. The Company will be responsible for all expenses incurred in connection with the registration of all the copyrights.

         7.3 NO PRIOR SUBJECT WORKS. Consultant claims no ownership rights in any Subject Works relating to the Consulting Field, except those described on Exhibit A.


8.       PROPRIETARY INFORMATION.

         8.1 OWNERSHIP OF PROPRIETARY INFORMATION. All Proprietary Information received or developed by Consultant while he is a consultant to the Company will remain the sole and exclusive property of the Company.


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         8.2   OBLIGATIONS OF CONSULTANT.  During the Term and thereafter,
Consultant will hold the Proprietary Information in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Proprietary Information, except to the extent necessary to perform the duties assigned to him by the Company.

         8.3 DELIVERY UPON TERMINATION. Upon termination of his engagement by the Company, Consultant will promptly deliver to the Company all property belonging to the Company, including without limitation all Proprietary Information then in his possession or control.


9.       COVENANTS.

         9.1   COVENANT NOT TO COMPETE.

               During the Term, any renewal term and for a period of one (1) year thereafter, the Consultant covenants and agrees not to consult with or become employed by, license otherwise make available any Subject Invention, including any Subject Work, to, or enter into discussions or negotiations to consult with to become employed by, license otherwise make available any Subject Invention, including any Subject Work, to, any other entity which competes, or which, through the services of Consultant, could compete, directly or indirectly, with the Business of the Company, without the prior written consent of the Company. In addition, Consultant covenants and agrees (A) not to engage in any activities that compete or could compete, directly or indirectly, with the Business of the Company without the prior written consent of the Company during the Term, any renewal term and thereafter (i) for a period of one (1) year if the Consultant elects to terminate this Agreement pursuant to Section
3.2 or not to renew this Agreement or (ii) for a period of 120 days if the Company elects to terminate this Agreement pursuant to Section 3.2 or not to renew this Agreement and (B) not to cause the unauthorized use of any Subject Invention or Subject Work during the Term, any renewal term and thereafter.

         9.2   NON-SOLICITATION.

               The Consultant expressly covenants and agrees that he will not, at any time during the Term, and for a period of one (1) year thereafter, directly or indirectly, (a) induce or attempt to influence any employee of, or consultant under contract with, the Company to leave its employ; or (b) aid, or agree to aid, any competitor or supplier of the Company in any attempt to hire any person who shall have been employed by, or who was a consultant under contract with, the Company, within one year preceding such requested aid; or
(c) induce, or attempt to influence, any person who was a supplier to the Company to transact business with a competitor of the Company; provided, nothing contained herein shall otherwise prevent Consultant from writing letters of recommendation for any such person if Consultant has otherwise complied with the terms of this Agreement.


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         9.3   COOPERATION IN LICENSING

               Consultant agrees if requested by the Company, to use his best efforts to assist the Company in obtaining licenses or other rights to use patents or other proprietary rights held by WVU or other inventors relating to the Consulting Field.

               For the purposes of this Section 9, the term "directly or indirectly", shall include participation as an officer, director, employee, consultant agent, representative, shareholder, partner, joint venturer or individual proprietor. The foregoing shall not be construed as preventing Consultant from investing assets in such form or manner where Consultant does not perform services for such company in which such investment may be made. The ownership by Consultant of stock listed on a national securities exchange, of any corporation conducting such competing business, provided Consultant and members of Consultant's family, in the aggregate, do not beneficially own more than two (2%) percent of the stock of such corporation, shall not be deemed a violation of this Agreement.


10.      CONSULTANT'S REPRESENTATIONS.

         10.1 NO OTHER AGREEMENTS. Consultant represents that, other than as set forth on Schedule 10.1, with the exception of WVU, Consultant is not currently a party to any employment, consulting or other agreement with, nor does he consult with or have any other obligation or understanding to provide services to any entity other than the Company, and Consultant agrees that he will notify the Company if and when he enters into any such agreement, consulting relationship, obligation or understanding. Consultant represents that he is not now under any agreement, express or implied, nor has he previously at any time entered, nor will he during the Term, enter into any agreement with any person, firm or corporation which would or could in any manner preclude or prevent his from entering into and performing this Agreement according to its terms; provided, however, that the Company shall not assign any work, activity or duty to Consultant that will conflict with his obligations as an employee of WVU.

         10.2 NO INVENTIONS OR WORKS AFFECTED. Consultant hereby warrants and represents to the Company that he has not executed any agreement with any other party which purports to require him to assign or license any Subject Work or any Subject Invention pertaining to the Business of the Company created, conceived or first practiced by him during the Term.

         10.3 NO VIOLATION OF LAWS OR AGREEMENTS. Consultant hereby represents and warrants to the Company that his execution and performance of his duties under this Agreement will not result in a material violation or breach of any applicable law, rule or regulation of any governmental entity or any contract to which Consultant is a party or is otherwise bound.


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11. RELATIONSHIP OF PARTIES.

         11.1 RELATIONSHIP. It is hereby agreed between the parties that Consultant is an independent contractor, and shall not hold himself out to be an officer, partner or employee of the Company for any purpose whatsoever. Consultant shall control the manner and means of accomplishing the agreed services, and shall be responsible for the full, adequate, and timely completion of said services. The Company may, during the Term, engage other independent contractors to perform the same or similar work that Consultant performs hereunder.

         11.2  BENEFITS; TAXES.    None of the benefits provided by the Company
to its employees, including but not limited to medical, life, accident, or disability insurance, pension or profit sharing plans, unemployment or Worker's Compensation, are available to Consultant. No withholding or Federal or state income taxes, social security or related contributions shall be made from payments made to the Consultant, and Consultant shall be solely responsible for payment of any such taxes or contributions due on account of payments received under this Agreement.

         11.3  COMPLIANCE WITH LAWS, RULES, REGULATIONS.   The Consultant shall
observe all laws and governmental regulations and all of the Company rules and regulations while providing services pursuant to this Agreement.


12.      REMEDIES.

         12.1 UNIQUENESS OF SERVICES. It is expressly understood and agreed that the services to be rendered hereunder by Consultant are special, unique, and of extraordinary character, that the material terms and conditions contained in this Agreement are of the essence of this Agreement; that each of such material terms and conditions is reasonable and necessary to protect the business, interests and properties of the Company; and that irreparable loss and damage will be suffered by the Company should Consultant breach any of such material terms and conditions. Therefore, Consultant agrees and consents that, in addition to all the remedies provided by law or in equity, the Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of such covenants and agreements, to enforce specific performance by Consultant, or to enjoin Consultant from performing services rendered under this Agreement for any other person or entity.

         12.2  CUMULATIVE REMEDIES.    The Company and Consultant agree that
all remedies available to the Company or Consultant, as applicable, shall be cumulative.


13. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement, and


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that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

14. NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or five (5) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses (or at such other addresses as either party shall provide to the other pursuant to this section):

         (i)   If the Company, to it at:

               235 High Street - Suite 410
               Morgantown, West Virginia 36505


               with a copy to:

               Bachner Tally Polevoy & Misher, LLP
               380 Madison Avenue - 18th Floor
               New York, New York 10017
               Attention: Sheldon E. Misher, Esq.


         (ii)  If to Consultant, to him at:

               3051 Ridgetop Drive
               Morgantown, West Virginia 26505



               with a copy to:

               Shampa Reddy
               The Atrium Building, Apt. 231
                     North Key Boulevard
               Arlington, Virginia


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15. BINDING EFFECT.     The rights, benefits, duties and obligations under this
Agreement shall inure to, and be binding upon, the Company, and its respective successors and assigns and upon Consultant and his representatives, heirs, and legatees. Consultant may not assign his obligations hereunder.

16. GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

17. WAIVER. A waiver by the Company of any breach of this Agreement by Consultant shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

18. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Company or Consultant unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.


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19. HEADINGS.

         The headings of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.


         THIS AGREEMENT, AS A CONDITION OF CONSULTANT'S ENGAGEMENT BY THE COMPANY, CONTAINS AN ASSIGNMENT OF CERTAIN PATENT AND OTHER PROPRIETARY RIGHTS TO INVENTIONS HE CONCEIVES WHILE A CONSULTANT TO THE COMPANY AND IMPOSES UPON HIM CERTAIN CONFIDENTIALITY RESTRICTIONS WITH RESPECT TO PROPRIETARY INFORMATION BELONGING TO THE COMPANY. PLEASE READ THIS AGREEMENT CAREFULLY BEFORE SIGNING.

         IN WITNESS WHEREOF, the Company and Consultant have executed and delivered this Agreement as of the date first set forth above.


YENUMULA V. REDDY:                          CAREFLOW | NET, INC.

/s/ Yenumula V. Reddy                  By:    J. Calvin Kaylor
---------------------                         ----------------
                                       Title: President and CEO
                                              -----------------


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                       CONSULTANT AND NON-COMPETITION AGREEMENT

                             Dated as of November 1, 1996
      between CareFlow |Net, Inc. (the "Company"), and Yenumula V.  Reddy, Ph.D.
                                   ("Consultant")

                                    SCHEDULE 10.1


Consultant is a principal of Cybermarch, Inc. and another company spun off from Cybermarch, (to be known as "TU On the Net"). TU On the Net is primarily concerned with providing technical education world-side on the Internet. Consultant hereby advises the Company that Consultant's involvement in either of these two entities or entities dealing with these two antedates is and will be outside the scope of the Consulting Field and that such activities have not and will not in any way conflict with the terms and conditions of this Agreement.


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                                 CAREFLOW | NET, INC.
                                   (the "Company")

              SPECIAL TERMS AND CONDITIONS FOR CONFIDENTIAL INFORMATION



    The Company has disclosed and may disclose certain confidential information (the "Confidential Information") to you in connection with the Business of the Company.

The Confidential Information heretofore or hereafter made available to you was and will be made on the following terms and conditions.

    1. You will maintain all the Confidential Information in secrecy, will not disclose it to others, and will use it only for the purposes of the Consultant and Non-Competition Agreement executed simultaneously herewith.

    2. You will disclose the Confidential Information only with the permission of the Company, and only to those who have reason to know and who have undertaken an obligation of secrecy to you at least as extensive as that which you have to us under the terms of this agreement.

    3. Your obligations of secrecy and non-use under this agreement will not extend to any information which:

         a. is generally available to the public as of the date of this agreement or subsequently becomes available to the public through no fault of yours, or

         b. was already known to you prior to your receipt from us, as evidenced by your prior written records, or

         c. is disclosed to you by a third party who did not derive the information directly or indirectly from us.

    4. All memoranda, papers, letters, notes, notebooks and other written or printed matter and all copies thereof in any way relating to the Business of the Company that come into your possession or are made by you shall be held by you as our property and returned to us promptly upon our request.


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    If you are willing to accept the disclosures of the Confidential
Information under these terms and conditions, please indicate your acceptance by signing the enclosed copy of this letter and returning it to us.

                                       Very truly yours,

                                       CAREFLOW | NET, INC.



                                       By: /s/ J. Calvin Kaylor
                                          --------------------------------
                                       Name: J. Calvin Kaylor
                                            ------------------------------
                                       Title: President and CEO
                                             -----------------------------



Accepted as of the first day of November, 1996


/s/ Yenumula V. Reddy
------------------------------
Yenumula V. Reddy, Ph.D.